Exhibit 10.1

MASTER PRODUCT SUPPLY AGREEMENT

REBORN COFFEE, INC. & VISVITA CORPORATION

This Master Product Supply Agreement (the “Agreement”) is entered into as of October 11, 2026 (the “Effective Date”), by and between Reborn Coffee, Inc., a Delaware corporation having its principal place of business at 580 N. Berry St., Brea, CA (“Supplier”), and VISVITA Corporation, a California corporation located at 628 N. Gilbert St., Fullerton, CA (“Purchaser”). Supplier and Purchaser may be referred to individually as a “Party” and collectively as the “Parties.”

Supplier is a company listed on the Nasdaq Capital Market. This statement is included for general corporate background purposes only and does not expand Supplier’s obligations under this Agreement.

SECTION 1: PURPOSE AND SCOPE

1.1 Scope: This Agreement establishes the general terms under which Supplier sells Products to Purchaser, and Purchaser purchases Products from Supplier, from time to time. Specific details regarding Products, quantities, pricing, delivery dates, payment terms, and other transaction-specific terms shall be set forth in individual Purchase Orders (“POs”) approved by Supplier.

SECTION 2: APPOINTMENT

2.1 Non-Exclusive Supply: During the term of this Agreement, Supplier shall supply Products to Purchaser on a non-exclusive basis in accordance with approved POs. Nothing herein shall restrict Purchaser from purchasing, importing, or selling products from other sources, nor restrict the territory in which Purchaser may sell Products.

SECTION 3: PRODUCTS

3.1 Products: “Products” shall mean Aloe Vera beverages and any other beverage products specified by both Parties in approved POs. Products not explicitly described in an approved PO are excluded from the scope of this Agreement.

SECTION 4: PURCHASE ORDERS AND PAYMENT TERMS

4.1 Submission: Purchaser may submit POs to Supplier via email or through other methods mutually agreed upon in writing by the Parties.

4.2 Required Terms & Payment Due Date: Each PO shall specify the Products, specifications, quantities, unit prices, total amounts, requested delivery dates, delivery locations, payment terms, packaging requirements, agreed shipping terms, and Incoterms 2020 rules. Payment terms and due dates for each PO shall be mutually agreed upon in writing by the Parties on a per-PO basis, set within 60 to 120 days from the date the order is placed with the manufacturer in Korea.

4.3 Acceptance: A PO shall become binding only upon written acceptance and confirmation by Supplier.

SECTION 5: PRICING DISCRETION, MARGIN, AND MINIMUM COMMITMENT

5.1 Pricing Discretion & Profit Margin: Product supply prices specified in each PO shall be determined by Supplier (Reborn Coffee) exercising its sole and independent pricing discretion, reflecting an applicable profit margin for each individual PO. Purchaser agrees to pay the unit prices and total amounts determined and approved by Supplier.

5.2 Annual Minimum Purchase Commitment: During the first contract year, both parties should try to achieve a business volume minimum of Thirty Million US Dollars (US $30,000,000.00) worth products, raw materials, and finished goods from Supplier (“Minimum Purchase Commitment”). Both Parties confirm that this

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SECTION 6: TRADE TERMS; TITLE AND RISK OF LOSS

6.1 Delivery Terms ; Title and Risk of Loss: Trade terms shall be CIF (Cost, Insurance and Freight). The Parties adopt CIF terms as a necessary measure to clearly establish that ownership of, and responsibility for, the products transfers to Reborn upon shipment, rather than leaving such ownership and responsibility ambiguous. For each Purchase Order, before ships the products to Reborn, the Parties shall discuss and mutually agree in advance on the product price and all costs associated with CIF (including ocean/air freight and insurance) to the destination. Reborn shall bear such agreed freight and insurance costs, and title and risk of loss shall pass to Reborn upon delivery to the carrier at the Port of Busan, South Korea; Reborn shall oversee transport from there to the designated U.S. warehouse. CIF terms and pricing needs to be agreed and consulted with Visvita prior to engaging in payment.

Visvita shall be solely responsible for FDA and other regulatory compliance in connection with manufacturing, U.S. importation, and customs clearance.

SECTION 7: INSPECTION AND WARRANTY CLAIMS

7.1 Inspection & Notice: Purchaser shall inspect Products immediately upon arrival and notify Supplier in writing of any shortage, damage, defect, or non-conformity within thirty (30) days after delivery, specifying the relevant PO number and nature of the defect.

SECTION 8: TERM AND TERMINATION

8.1 Term & Renewal: This Agreement shall commence on the Effective Date and remain in effect for an initial period of two (2) years. Unless either Party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the initial two-year period, this Agreement shall automatically renew for successive one (1) year periods.

SECTION 9: GENERAL PROVISIONS

9.1 Entire Agreement: This Agreement and approved POs constitute the entire agreement between the Parties regarding the purchase and sale of Products and supersede all prior oral or written agreements.

9.2 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS MASTER PRODUCT SUPPLY AGREEMENT AS OF THE EFFECTIVE DATE WRITTEN ABOVE.

SUPPLIER: REBORN COFFEE, INC.		PURCHASER: VISVITA CORPORATION

/s/ Jung Jae Lim		/s/ Michael Aminpour
By (Signature)		By (Signature)
Name:	Jung Jae Lim	Name:	Michael Aminpour
Title:	Chief Executive Officer	Title:	President
Date:	10/10/2026	Date:	10/8/2026

/s/ Dr. Daniel Aminpour
By (Signature)
		Name:	Dr. Daniel Aminpour
		Title:	Chief Executive Officer
		Date:	10/8/2026

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